Lands’ End Announces Fourth Quarter and Fiscal 2015 Results

Dodgeville, WI - March 17, 2016 - Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the fourth quarter and fiscal year ended January 29, 2016.

Fourth Quarter Fiscal 2015 Highlights:

•
Net revenue was $473.5 million as compared to $504.6 million in the fourth quarter last year. Direct segment net revenue decreased 5.2% to $409.1 million. Retail segment net revenue decreased 11.5% to $64.4 million driven by an 8.7% decrease in same store sales and a reduction in the number of Lands' End Shops at Sears.

•
Gross margin was 42.0% as compared to 44.0% in the fourth quarter last year due to an increase in promotions as compared to last year in response to a difficult retail environment and unseasonably warm weather.

•
Net loss was $39.5 million, or $1.23 per diluted share, as compared to net income of $33.1 million, or $1.03 per diluted share in the fourth quarter last year. Excluding a $98.3 million ($62.0 million after tax) non-cash impairment charge related to the write-down of the the Lands’ End trade name, an indefinite-lived intangible asset, Adjusted Net income[1] in the fourth quarter of 2015 was $22.6 million, or $0.71 per diluted share. Excluding the impact of a product recall, Adjusted Net income[1] in the fourth quarter of 2014 was $35.9 million, or $1.12 per diluted share.

•
Adjusted EBITDA[2] was $48.1 million compared to $70.4 million in the fourth quarter of fiscal 2014. Fourth quarter fiscal 2015 Adjusted EBITDA[2] excludes the $98.3 million non-cash impairment charge related to the write-down of the Lands’ End trade name. Fourth quarter fiscal 2014 Adjusted EBITDA[2] excludes the impact of a product recall.

Full Year Fiscal 2015 Highlights:

•
Net revenue was $1.42 billion as compared to $1.56 billion in fiscal 2014. Direct segment net revenue decreased 8.0% to $1.21 billion. Retail segment net revenue decreased 12.8% to $204.6 million driven by a 9.3% decrease in same store sales and a reduction in the number of Lands' End Shops at Sears.

•
Net loss was $19.5 million, or $0.61 per diluted share, as compared to net income of $73.8 million or $2.31 per diluted share for the same period last year. Excluding a $98.3 million ($62.0 million after tax) non-cash impairment charge related to the Lands’ End trade name and the impact of the reversal of a product recall accrual, Adjusted Net income[1] was $40.4 million, or $1.26 per diluted share in fiscal 2015. Excluding the impact of a product recall, Adjusted Net income[1] in fiscal 2014 was $76.6 million, or $2.39 per diluted share.

•
Adjusted EBITDA[2] was $107.3 million compared to $164.3 million in fiscal 2014. Fiscal 2015 Adjusted EBITDA[2] excludes the $98.3 million non-cash impairment charge related to the write-down of the Lands’ End trade name and the impact of the reversal of the product recall accrual. Fiscal 2014 Adjusted EBITDA[2] excludes the impact of the product recall. The impact of changes in currency exchange rates negatively impacted fiscal 2015 Adjusted EBITDA[2] by approximately $12.0 million.

Federica Marchionni, Lands' End's Chief Executive Officer, stated, "While we made meaningful progress in the business throughout 2015, these efforts are not yet reflected in our financial performance. This past year was a transition year for Lands' End, during which we were intently focused on creating a solid foundation from which to grow over the long term. Over the course of 2015, we bolstered our team with a number of talented and experienced executives, updated our product assortment, revamped our catalogs and took steps to improve catalog productivity, and enhanced our branding efforts. As we look to 2016, we will continue to develop a product assortment that is both timeless and updated, with improved fit and quality. We also remain focused on elevating our branding initiatives, further enhancing our e-commerce and distribution channels, as well as investing in our infrastructure to increase operational efficiencies and support the business. Importantly, we believe that these steps will position us to deliver sequential improvement beginning in the second quarter of the year.”

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $228.4 million on January 29, 2016, compared to $221.5 million on January 30, 2015. Net cash provided by operations was $35.9 million for the 52 weeks ended January 29, 2016, compared to net cash provided by operations of $211.1 million for the same period last year.

Inventory increased 9.2% to $329.2 million on January 29, 2016, from $301.4 million on January 30, 2015.

The Company had $150.7 million of availability under its asset-based senior secured credit facility and had long-term debt of $500.8 million as of January 29, 2016.

Conference Call

The company will host a conference call on Thursday, March 17, 2016 at 8:00 a.m. EDT to review its fourth quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands' End, Inc. (NASDAQ: LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands’ End Shops at Sears® and standalone Lands’ End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for men, women, kids and the home.

Forward-Looking Statements

Results are unaudited. This press release contains forward-looking statements, including statements about our strategies and our opportunities for growth. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. There can be no assurance that any of our efforts initiatives will be successful. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following additional factors, among others, could cause our actual results, performance, and achievements to differ from those described in the forward-looking statements: our ability to offer merchandise and services that customers want to purchase, including new collections that are designed to attract new customers and drive demand from core customers; changes in customer preference for our branded merchandise; customers’ use of our digital platform, including our e-commerce websites, and response to direct mail catalogs and digital marketing, including the success of initiatives that are intended to optimize catalog productivity; the success of our overall marketing strategies, including our brand awareness inititatives and our efforts to maintain a robust customer list; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; the success of our ERP implementation; fluctuations and increases in the costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business model; if Sears Holdings sells or disposes of its retail stores or if its retail business does not attract customers or does not adequately provide services to the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage consumer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; our exposure to periodic litigation and other regulatory proceedings, including with respect to product liability claims; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; our failure to retain our executive management team and to attract qualified new personnel; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance; the impact of increased costs due to a decrease in our purchasing power following our separation from Sears Holdings (“Separation”) and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements that have been executed in connection with the Separation or our failure to have necessary systems and services in place when certain of the transaction agreements expire; our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received better terms from an unaffiliated third party; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; our inability to engage in certain corporate transactions after the Separation; the ability of our principal shareholders to exert substantial influence over us; adverse effects of the Separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; declines in our stock price due to the eligibility of a number of our shares of common stock for future sale; our inability to pay dividends; stockholders’ percentage ownership in Lands’ End may be diluted in the future; and increases in our expenses and administrative burden in relation to being a public company, in particular to maintain compliance with certain provisions of the Sarbanes-Oxley Act of 2002; and other risks, uncertainties and factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 30, 2015. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

Contacts

ICR
Jean Fontana
(646) 277-1214
Jean.Fontana@icrinc.com

Lands’ End, Inc.

Michele Casper
Vice President of Public Relations
(608) 935-4633
Michele.Casper@landsend.com

Lands’ End, Inc.
Jim Gooch
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

-Financial Tables Follow-

LANDS’ END, INC.
Consolidated Balance Sheets
(Unaudited)

(in thousands, except share data)	January 29, 2016	January 30, 2015
ASSETS
Current assets
Cash and cash equivalents	$228,368	$221,454
Restricted cash	3,300	3,300
Accounts receivable, net	32,061	30,073
Inventories, net	329,203	301,367
Prepaid expenses and other current assets	24,972	31,408
Total current assets	617,904	587,602
Property and equipment, net	109,831	101,223
Goodwill	110,000	110,000
Intangible assets, net	430,000	528,712
Other assets	20,791	22,462
TOTAL ASSETS	$1,288,526	$1,349,999
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$146,097	$132,796
Other current liabilities	83,992	107,553
Total current liabilities	230,089	240,349
Long-term debt	500,838	505,988
Long-term deferred tax liabilities	157,252	181,045
Other liabilities	15,838	18,424
TOTAL LIABILITIES	904,017	945,806
Commitments and contingencies
Stockholders’ equity
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 31,991,668, 31,956,521, respectively	320	320
Additional paid-in capital	344,244	342,294
Retained earnings	49,329	68,877
Accumulated other comprehensive loss	(9,384)	(7,298)
Total stockholders’ equity	384,509	404,193
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,288,526	$1,349,999

LANDS’ END, INC.
Consolidated and Combined Statements of Operations
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(in thousands except per share data)	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
REVENUES
Net revenue:	$473,543	$504,566	$1,419,778	$1,555,353
Cost of sales (excluding depreciation and amortization)	274,433	282,358	767,189	819,422
Gross profit	199,110	222,208	652,589	735,931

Selling and administrative	151,040	153,476	545,301	573,335
Depreciation and amortization	4,525	5,074	17,399	19,703
Intangible asset impairment	98,300	—	98,300	—
Other operating expense (income), net	39	3,205	(3,327)	3,250
Operating (loss) income	(54,794)	60,453	(5,084)	139,643
Interest expense	6,211	6,170	24,826	20,494
Other income, net	(461)	(561)	(671)	(1,408)
(Loss) income before income taxes	(60,544)	54,844	(29,239)	120,557
Income tax (benefit) expense	(21,086)	21,749	(9,691)	46,758
NET (LOSS) INCOME	$(39,458)	$33,095	$(19,548)	$73,799
NET (LOSS) INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$(1.23)	$1.04	$(0.61)	$2.31
Diluted:	$(1.23)	$1.03	$(0.61)	$2.31

Basic weighted average common shares outstanding	31,992	31,957	31,979	31,957
Diluted weighted average common shares outstanding	31,992	32,053	31,979	32,016

Use and Definition of Non-GAAP Financial Measures
1Adjusted Net income and Adjusted Earnings per share- As a result of the intangible asset impairment and the impacts of product recall, the Company is presenting a reconciliation of Net income and Earnings per share determined in accordance with accounting principles generally accepted in the United States (“GAAP”) to Adjusted Net income and Adjusted Earnings per share which excludes the impact of the intangible asset impairment and the product recall.
2Adjusted EBITDA-In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.
3The sum of net income and adjustments per diluted common share may not equal the Adjusted earnings per share due to rounding.

While Adjusted Net income1, Adjusted Earnings per share1 and Adjusted EBITDA2 are non-GAAP measurements, management believes that they are important indicators of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax costs, and

◦
For the 13 and 52 weeks ended January 29, 2016 and January 30, 2015, we exclude the loss on disposal of property and equipment as management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦
For the 13 and 52 weeks ended January 29, 2016 we exclude the impairment of our indefinite-lived trade name asset as this is a non-cash charge that is an unusual event that affects the comparability of our financial results.

◦
For the 13 and 52 weeks ended January 30, 2015, we recorded an accrual related to a recall of selected styles of children’s sleepwear that did not meet the federal flammability standard.  For the 52 weeks ended January 29, 2016, an amount was reversed due to lower than estimated customer return rates for the recalled products despite our efforts to contact impacted customers. These are unusual events that affect the comparability of our financial results.

Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited)

	13 Weeks Ended
(in thousands except per share data)	January 29, 2016		January 30, 2015
	Amount	per Diluted Common Share	Amount	per Diluted Common Share
Net (loss) income	$(39,458)	$(1.23)	$33,095	$1.03
Intangible asset impairment, net of tax	62,017	1.94	—	—
Product recall, net of tax	—	—	2,844	0.09
Adjusted net income and earnings per share (1)	$22,559	$0.71	$35,939	$1.12

	52 Weeks Ended
(in thousands except per share data)	January 29, 2016		January 30, 2015
	Amount	per Diluted Common Share	Amount	per Diluted Common Share
Net (loss) income	$(19,548)	$(0.61)	$73,799	$2.31
Intangible asset impairment, net of tax	62,017	1.94	—	—
Product recall, net of tax	(2,063)	(0.06)	2,844	0.09
Adjusted net income and earnings per share (1)(3)	$40,406	$1.26	$76,643	$2.39

	13 Weeks Ended
	January 29, 2016		January 30, 2015
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net (loss) income	$(39,458)	(8.3)%	$33,095	6.6%
Income tax (benefit) expense	(21,086)	(4.5)%	21,749	4.3%
Other income, net	(461)	(0.1)%	(561)	(0.1)%
Interest expense	6,211	1.3%	6,170	1.2%
Operating (loss) income	(54,794)	(11.6)%	60,453	12.0%
Intangible asset impairment	98,300	20.8%	—	—%
Depreciation and amortization	4,525	1.0%	5,074	1.0%
Product recall	—	—%	4,713	0.9%
Loss on disposal of property and equipment	39	—%	194	—%
Adjusted EBITDA (2)	$48,070	10.2%	$70,434	14.0%

	52 Weeks Ended
	January 29, 2016		January 30, 2015
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net (loss) income	$(19,548)	(1.4)%	$73,799	4.8%
Income tax (benefit) expense	(9,691)	(0.7)%	46,758	3.0%
Other income, net	(671)	—%	(1,408)	(0.1)%
Interest expense	24,826	1.7%	20,494	1.3%
Operating (loss) income	(5,084)	(0.4)%	139,643	9.0%
Intangible asset impairment	98,300	6.9%	—	—%
Depreciation and amortization	17,399	1.2%	19,703	1.3%
Product recall	(3,371)	(0.2)%	4,713	0.3%
Loss on disposal of property and equipment	44	—%	239	—%
Adjusted EBITDA (2)	$107,288	7.6%	$164,298	10.6%

LANDS’ END, INC.
Consolidated and Combined Statements of Cash Flows
for Fiscal Years Ended
(Unaudited)

(in thousands)	January 29, 2016	January 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(19,548)	$73,799
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	17,399	19,703
Intangible asset impairment	98,300	—
Product recall	(3,371)	4,713
Amortization of debt issuance costs	1,741	1,563
Loss on disposal of property and equipment	44	239
Stock-based compensation	2,395	2,118
Deferred income taxes	(22,670)	17,545
Change in operating assets and liabilities:
Inventories	(29,819)	64,252
Accounts payable	10,005	19,207
Other operating assets	3,462	(9,342)
Other operating liabilities	(22,047)	17,324
Net cash provided by operating activities	35,891	211,121
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(22,224)	(16,608)
Net cash used in investing activities	(22,224)	(16,608)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from / (distributions to) Sears Holdings, net	—	8,481
Proceeds from issuance of long-term debt	—	515,000
Payments on term loan facility	(5,150)	(3,862)
Debt issuance costs	—	(11,433)
Dividend paid to a subsidiary of Sears Holdings Corporation	—	(500,000)
Net cash (used in) provided by financing activities	(5,150)	8,186
Effects of exchange rate changes on cash	(1,603)	(3,656)
NET INCREASE IN CASH AND CASH EQUIVALENTS	6,914	199,043
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	221,454	22,411
CASH AND CASH EQUIVALENTS, END OF YEAR	$228,368	$221,454
SUPPLEMENTAL INFORMATION:
Supplemental Cash Flow Data:
Unpaid liability to acquire property and equipment	$8,182	$4,157
Income taxes paid	$23,991	$19,842
Interest paid	$22,690	$18,726

Financial information by segment is presented in the following tables for the 13 and 52 weeks ended January 29, 2016 and January 30, 2015.

	13 Weeks Ended		52 Weeks Ended
(in thousands)	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
Net revenue
Direct	$409,107	$431,753	$1,214,993	$1,320,642
Retail	64,400	72,801	204,566	234,632
Corporate/ other	36	12	219	79
Total Net revenue	$473,543	$504,566	$1,419,778	$1,555,353

	13 Weeks Ended		52 Weeks Ended
(in thousands)	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
Adjusted EBITDA(2):
Direct	$56,620	$77,213	$141,936	$192,763
Retail	387	3,059	(520)	7,161
Corporate/ other	(8,937)	(9,838)	(34,128)	(35,626)
Total adjusted EBITDA(2)	$48,070	$70,434	$107,288	$164,298